    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                        ASYMETRIX LEARNING SYSTEMS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                                  911276003
(State or Other Jurisdiction of Incorporation)  (I.R.S. Employer Identification No.)

                              110-110TH AVENUE NE
                           BELLEVUE, WASHINGTON 98004
                                 (425) 462-0501

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                         ------------------------------

                                JOHN D. ATHERLY
     VICE PRESIDENT, FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER
                        ASYMETRIX LEARNING SYSTEMS, INC.
                              110-110TH AVENUE NE
                           BELLEVUE, WASHINGTON 98004
                                 (425) 462-0501

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

                            JEFFREY R. VETTER, ESQ.
                             JASON M. GARLICK, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                         ------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                       PROPOSED
                                                                  PROPOSED              MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE       MAXIMUM OFFERING         AGGREGATE            AMOUNT OF
           TO BE REGISTERED                REGISTERED(1)     PRICE PER SHARE(2)    OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.01 par value per share
  issuable upon conversion of
  Preferred Stock.....................       1,466,275              $9.19             $13,475,067           $3,746.07
Common Stock, $.01 par value per
  share, issuable upon exercise of
  warrants............................        997,742               $9.19             $9,169,249            $2,549.05
Total.................................       2,464,017                                $22,644,316           $6,295.12

(1) Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the Preferred Stock and warrants referenced above.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on October 21, 1999.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (subject to completion, dated October 22, 1999)

                                2,464,017 SHARES

                        ASYMETRIX LEARNING SYSTEMS, INC.

                                  COMMON STOCK
                               ------------------

    All of the 2,464,017 shares of common stock of Asymetrix Learning Systems, Inc. are being sold by stockholders of Asymetrix. Asymetrix will not receive any proceeds from the sale of shares offered by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

    The common stock is listed on the Nasdaq National Market under the symbol "CLKS." The shares of common stock offered will be sold as described under "Plan of Distribution."

    On October 20, 1999, the closing price per share of the common stock on the Nasdaq National Market was $10.25.

                            ------------------------

    THE COMMON STOCK OFFERED INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3.
                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS IS                     , 1999.

                        ASYMETRIX LEARNING SYSTEMS, INC.
                               DOING BUSINESS AS
                             CLICK2LEARN.COM, INC.

    Asymetrix provides learning solutions designed to help organizations more effectively organize, manage, increase and use knowledge as a competitive advantage. Asymetrix conducts two primary lines of business related to online learning: (1) a comprehensive enterprise learning solution that consists of a technology platform and related professional services; and (2) click2learn.com, an Internet web site that provides a single source for both online learning delivered over the Internet as well as more traditional forms of learning such as books and video tapes, and that provides a free authoring environment to encourage the creation of online content to be licensed through click2learn.com.

    Asymetrix's enterprise learning technology platform includes ToolBook II Instructor and ToolBook II Assistant, which enable customers to author online learning applications, and Librarian and Ingenium, learning management and skills assessment systems designed to enable customers to deploy and manage all aspects of their training needs and to assess the learning needs of their employees. Asymetrix's professional services include consulting services, custom development services, systems integration, hosting of customer's training content and management systems and training services to enable organizations to establish and maintain a learning solution that is tailored to such organization's unique needs.

    Asymetrix's click2learn.com web site allows customers to purchase learning content from a variety of well-known vendors for online delivery over the Internet as well as in tangible formats such as books, videos and CD-ROMs. Asymetrix intends to include the ability to register online for instructor-led training provided by a variety of vendors. Click2learn.com also includes a free, server-based authoring tool with which users can create their own online learning courses and publish them to click2learn.com, earning royalties on any purchases of such courses over click2learn.com The click2learn.com site can be modified to include the look and feel of corporate customers' intranets or of other high-traffic Internet sites, allowing it to be adopted as the integrated "training channel" for these sites.

    Asymetrix was incorporated in the State of Washington in 1984. In connection with Asymetrix's initial public offering in June 1998, Asymetrix reincorporated as a Delaware corporation through a merger with a Delaware subsidiary. In October 1999 Asymetrix began doing business as click2learn.com, inc. to reflect the increasing importance of its click2learn.com web site to its overall business. Asymetrix will be submitting a proposal to its stockholders to amend its corporate charter to change the corporate name from Asymetrix Learning Systems, Inc. to click2learn.com, inc.

    Our executive offices are located at 110-110th Avenue, NE, Bellevue, Washington 98004. Our telephone number at this location is (425) 462-0501. Our web sites are located at http:// www.asymetrix.com and http://www.click2learn.com. Information contained in our web sites is not part of this prospectus.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING ASYMETRIX. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY IN OUR TARGET MARKETS WHICH MAKES IT
  DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS

    Until early 1995, we were engaged in various research and development activities and in developing and marketing of multimedia authoring products, database and Internet tools, web publishing products and other ancillary products, most of which we do not currently sell. Starting in 1995, we began to focus our development and marketing efforts on products and services for the enterprise learning market. We announced our click2learn.com web site in July 1999. Accordingly, we have a limited operating history on which to evaluate our current business and prospects. Risks we face under our new business models include, but are not limited to, the demand for technology-based training and online learning applications, demand for our products and services, competition and those other risks described in this section. To address these risks, we must, among other things:

    - successfully introduce and build our click2learn.com web site

    - continue to establish relationships with leading providers of learning content to sell content over the click2learn web site

    - continue to establish relationships with high-traffic Internet sites and corporate customers for the use of click2learn.com as the "learning channel" for their web sites;

    - respond to competitive developments;

    - attract, integrate, retain and motivate qualified personnel;

    - successfully introduce new products and services; and

    - address and establish new technologies and technology standards.

    Many of these risks are described in more detail in this "Risk Factors" section. We may not successfully address any of these risks. If we do not successfully address these risks, our business would be seriously harmed.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE

    We incurred net losses of $6.5 million in 1998 and $4.4 million in the six months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of approximately $169.9 million. Despite our recent announcement of our click2learn.com web site, we expect to derive most of our revenues for at least the next twelve months from our enterprise learning software products and services. Although revenues from our enterprise learning software products have grown in the past, we may not be able to sustain these growth rates and our revenues could decline. In fact, our total revenues for the six months ended June 30. 1999 were less than our total revenues for the six months ended June 30, 1998. Over the longer term, we expect to derive additional revenues from our click2learn.com web site, which is based on an unproven business model. However, we expect to incur significant sales and marketing, research and development, and general and administrative expenses in connection with our click2learn.com web site. As a result, we expect to incur losses for the foreseeable future.

WE HAVE RECENTLY INTRODUCED OUR ONLINE LEARNING WEB SITE AND THIS WEB SITE MAY
  NOT BE SUCCESSFUL

    Asymetrix has recently announced its click2learn.com learning portal web site. Broad and timely acceptance of this web site is important to the future success of the Asymetrix business and is subject to a number of significant risks:

    - education and instruction over the Internet and on the world wide web is a new market;

    - Asymetrix has not previously hosted, operated and managed an e-commerce web site;

    - Asymetrix will need to enter into distribution relationships with high traffic web sites as well as with creators of learning content; and

    - Asymetrix will need to attract user traffic to this web site and establish relationships with corporate customers.

    If this new click2learn.com web site is not successful, the business of Asymetrix could be materially harmed.

OUR PRICING AND REVENUE MODEL FOR OUR CLICK2LEARN.COM WEB SITE HAS NOT YET BEEN
  WIDELY TESTED IN THE MARKETPLACE

    Although we intend to derive revenue from our click2learn.com web site, our pricing, expense and revenue model for this site has not been broadly tested in the marketplace. If our pricing, expense and revenue model is not acceptable to users, customers, content providers or advertisers, our click2learn.com may not be commercially successful. This would seriously harm our business, particularly if we experience a decline in the growth of revenues from our enterprise learning products and services.

OUR QUARTERLY OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY FROM QUARTER TO
  QUARTER

    Our quarterly operating results have varied significantly in the past and are expected to fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include:

    - the demand for technology-based training and demand for online learning solutions;

    - the size and timing of product orders and the timing and execution of professional services engagements;

    - the mix of revenue from products and services;

    - the mix of products sold;

    - our ability to meet client project milestones;

    - market acceptance of our or competitors' products and services;

    - our ability to develop and market new or enhanced products, and services in a timely manner and the market acceptance of these products and services;

    - timing of revenues and expenses relating to click2learn.com; and

    - the timing of revenue recognition.

    It is difficult to predict our future revenues and we may not be able to adjust spending in response to shortfalls. Our limited operating history under our current business model, including click2learn.com, possible acquisitions and dispositions and the emerging nature of our market make prediction of future revenue and expenses difficult. Our expense levels are based, in part, on our expectations as to future revenue and to a large extent are fixed in the short term. We may not be able to predict our future revenue accurately and we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

WE EXPECT TO BE DEPENDENT ON SALES OF OUR ENTERPRISE LEARNING PRODUCTS AND
  SERVICES

    For the six months ended June 30, 1999, we derived substantially all of our revenue from the sale and licensing of our enterprise learning products and services. These products and services are expected to continue to account for substantially all of our revenue for at least the next twelve months.

    Sales of these products and services may not grow. As a result, a reduction in demand or an increase in competition with respect to any of our enterprise learning products and services, including price competition, or a decline in sales, particularly in the near term, could have a material adverse effect on our overall revenues, particularly if revenues from our click2learn.com web site do not grow.

OUR MARKET IS A DEVELOPING MARKET AND CUSTOMERS MAY NOT CHOOSE OUR PRODUCTS AND
  SERVICES OVER TRADITIONAL TRAINING AND EDUCATION METHODS

    Corporate training and education has historically been conducted primarily through classroom instruction and has traditionally been performed by a company's internal personnel. Many companies have invested heavily in their current training solutions. Although technology-based training applications have been available for several years, they currently account for only a small portion of the overall training market.

    Accordingly, our future success will depend upon, among other factors, the extent to which companies adopt technology-based training solutions, particularly online learning solutions, and the extent to which companies utilize the services or purchase products of third-party providers. Technology-based training or online learning applications may not become widespread and our products and services may not achieve commercial success. In addition, companies that have already invested substantial resources in other methods of corporate training may be reluctant to adopt a new strategy that may limit or compete with their existing investments.

    Even if companies implement technology-based training or online learning solutions, they may still choose to design, develop, deliver or manage all or a part of their education and training internally. The failure of technology-based training or online learning to gain wider market acceptance or the failure of companies to utilize third parties to design, develop, deliver or manage their education and training applications would materially and adversely affect our business.

COMPETITION

    The online learning market is highly fragmented and competitive, rapidly evolving and subject to rapid technological change, with no single competitor accounting for a dominant market share. Because of the lack of significant barriers to entry in our market, we expect that new competitors will enter this market in the future. Our competitors vary in size and scope and the breadth of products and services offered. We face competition from

    - developers of multimedia authoring tools with respect to our authoring and authoring support products,

    - sellers of off-the-shelf technology-based training courses that sell management systems with their titles with respect to our learning management systems,

    - many small, regional online learning and technology-based training services businesses,

    - other web sites focused on learning and education, such as learn2.com and HowtoHQ.com, with respect to our click2learn.com web site, as well developers or resellers of training content who make their content available over the Internet; and

    - large professional consulting firms and in-house training departments, with respect to all aspects of our enterprise learning solutions.

    Increased competition could result in pricing pressures, reduced margins or the failure of our products and services to achieve or maintain market acceptance, any of which could have a material adverse effect on our business.

    Several of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources and therefore may be able to respond more quickly to new or changing opportunities, technologies, standards and customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products or services directly to customers. If these competitors were to bundle competing products or services for their customers, the demand for our products and services might be substantially reduced and our ability to market and sell products and services successfully may be substantially diminished. In addition, the existence or announcement of collaborative relationships involving our competitors could adversely affect our ability to attract and retain customers.

WE WILL NEED TO ESTABLISH AND MAINTAIN DISTRIBUTION RELATIONSHIPS WITH OTHER WEB
  SITES IN ORDER TO ATTRACT TRAFFIC TO CLICK2LEARN.COM

    We intend to pursue distribution relationships with high-traffic web sites in an effort to attract traffic to private-labeled areas of the click2learn.com web site, as well as to the click2learn.com branded areas. There is intense competition for placements on these sites, and we may not be able to enter into these relationships on commercially reasonable terms, or at all. Even if we enter into distribution relationships with these web sites, they themselves may not attract significant numbers of users. Therefore, click2learn.com may not receive additional users from these relationships. Moreover, we may have to pay significant fees to establish these relationships or issue securities to companies that operate these web sites, even if click2learn.com does not receive additional users as a result.

WE COULD FACE LIABILITY FOR INFORMATION DISPLAYED ON OUR CLICK2LEARN.COM WEB
  SITE

    We intend to post content developed by third parties on our click2learn.com web site. Therefore, we may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our click2learn.com web site. There types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. Our insurance may not adequately protect us against these types of claims.

WE MUST KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY

    The market for online learning products and services, particularly Internet or intranet-based products and services, is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. We must respond rapidly to developments related to Internet technology, hardware platforms and operating systems and applicable programming languages and these developments will require us to continue to make substantial product development investments. If we do not anticipate or respond adequately to technological developments or customer requirements, we could lose revenue or our competitive position.

WE DEPEND ON THE INTRODUCTION OF NEW VERSIONS OF OUR SOFTWARE PRODUCTS AND
  CLICK2LEARN.COM AND WE MUST RELEASE OUR NEW PRODUCTS OR ENHANCEMENTS IN A TIMELY MANNER

    The life cycles of our products are difficult to predict because the market for our products is new and emerging and is characterized by rapid technological change, changing customer needs and evolving industry standards. Therefore, we must develop and sell new software products and enhancements to our existing products on a timely and cost-effective basis. To be successful, our products must keep pace with technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of our customers and achieve market acceptance. Likewise, we must continue to update and improve our click2learn.com web site in order to continue attracting new users and retaining existing users..

    In developing new products or updating click2learn.com, we may:

    - fail to develop and market products or implement updates to click2learn.com that respond to technological changes or evolving industry standards in a timely or cost-effective manner;

    - encounter products, capabilities or technologies developed by others that render our products or the click2learn.com web site obsolete or noncompetitive or that shorten the life cycles of our existing products or the click2learn.com web site;

    - experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products or updates to the click2learn.com web site; or

    - fail to develop new products or updates to the click2learn.com web site that adequately meet the requirements of the marketplace or achieve market acceptance.

    We may fail to introduce or deliver new products or updates to the click2learn.com web site on a timely basis or at all. In the past, we have experienced delays in the commencement of commercial shipments of our new releases of products, and we have not had significant experience in managing or updating an e-commerce web site. If new releases or potential new products or updates to click2learn.com are delayed or do not achieve market acceptance, we could experience a delay or loss of revenues and customer frustration. Customers may also delay purchases of our products in anticipation of future releases.

WE COULD BE SUBJECT TO LIABILITY IF OUR SOFTWARE OR THIRD PARTY SOFTWARE
  DISTRIBUTED BY CLICK2LEARN.COM CONTAINS DEFECTS

    Software products frequently contain errors or failures, especially when first introduced or when new versions are released. We have in the past discovered errors in our products and those of third parties after their initial release. Because our enterprise learning products are targeted for enterprise customers in an emerging market, customers and potential customers may have a greater sensitivity to product defects than the market for software products generally. These companies may also have more sensitivity to product integration and interoperability of commercial shipments, product defects could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to our reputation, or increased service and warranty costs.

IF OUR PROFESSIONAL SERVICES DO NOT MEET CUSTOMER EXPECTATIONS, WE COULD LOSE
  CUSTOMERS AND BRAND REPUTATION

    We could face liability from our customers if we do not meet their expectations. Many of our professional services engagements require us to develop learning applications to suit unique customer requirements. Our failure or inability to meet a customer's expectations or requirements in the performance of services could injure our business reputation or result in a claim for damages against us, regardless of our responsibility for the failure. We attempt to limit contractually our liability for damages arising from product defects, negligent acts, errors, mistakes or omissions in rendering professional services, however, these contractual protections are not always obtained and may not be enforced or otherwise protect us from liability for damages. Our insurance may not be sufficient to cover one or more claims.

WE COULD INCUR LOSSES IF WE DO NOT ACCURATELY PRICE OUR FIXED-PRICE PROFESSIONAL
  SERVICES ENGAGEMENTS

    Many of our professional services projects are performed on a fixed-price basis rather than on a time and materials basis. If we do not accurately predict the costs of these projects, we could incur unexpected costs. If we do not complete fixed-price engagements within budget, on time and to clients' satisfaction, we would bear the risk of cost overruns.

CHANGING ECONOMIC CONDITIONS COULD AFFECT OUR POTENTIAL CUSTOMERS' WILLINGNESS
  TO PURCHASE OUR PRODUCTS OR SERVICES

    Our revenues are subject to fluctuation as a result of general economic conditions. A significant portion of our revenues are derived from the sale of products and services to Fortune 1000 companies or government agencies, which historically have adjusted their expenditures for education and training during economic downturns. Should the economy weaken in any future period, these organizations may not increase or may reduce their expenditures on education and training, which could have an adverse effect on our business.

OUR SUCCESS DEPENDS ON RETAINING OUR CURRENT KEY PERSONNEL AND ATTRACTING
  ADDITIONAL KEY PERSONNEL

    Our future success depends on the performance of our senior management team and other key employees. Our success will also depend on our ability to attract, integrate, motivate and retain additional highly skilled technical, sales and marketing and professional services personnel. There is intense competition for these personnel. We do not have employment agreements with most of our executives or other key employees. In addition, we do not maintain key person life insurance for any of our officers or key employees.

THE MEASURES WE HAVE TAKEN TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT BE
  SUFFICIENT

    Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property or trade secrets without authorization. In addition, others could independently develop substantially equivalent intellectual property. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of management and technical resources.

WE DEPEND ON LICENSES OF THIRD PARTY CONTENT AND TECHNOLOGY AND IT WOULD BE
  DIFFICULT TO RUN OUR BUSINESS WITHOUT THEM

    We use licensed third party technology in our products and in our click2learn.com web site and license content from third parties for our click2learn.com web site. We may not be able to continue to license technology or content from third parties. We could also face liability if this licensed technology or content infringed the rights of another party. Future licenses to this technology and content may not be available to us on commercially reasonable terms or at all. The loss of or inability to obtain or maintain any of these technology or content licenses could result in delays in introduction of our products or could force us to discontinue permitting access to portions of the click2learn.com web site until equivalent technology, if available, is identified, licensed and integrated. It could also require us to obtain content from other sources, which we may not be able to do in a timely manner or at all.

WE COULD BE SUBJECT TO LITIGATION WITH RESPECT TO ALLEGED INFRINGEMENT OF
  OTHERS' INTELLECTUAL PROPERTY

    From time to time we have received, and we may in the future receive, notice of claims of infringement of other parties' proprietary rights. We are currently involved in litigation filed in May 1996 relating to a claim that our ToolBook product lines infringe a patent owned by Richard B. Grant and seeking an unspecified amount of damages. This action is still in the discovery stage and it is not yet possible to assess its outcome. Although we have received an opinion that our products do not infringe this patent and that the patent is invalid, the outcome of litigation can never be predicted with certainty and the cost of our defense of this claim, regardless of outcome, could have a material adverse effect on our business.

    Infringement or other claims could be asserted or prosecuted against us in the future. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel. They could also cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on reasonable terms, or at all.

WE MAY NEED TO OBTAIN ADDITIONAL CAPITAL TO RUN OUR BUSINESS

    As of June 30, 1999, we had cash and cash equivalents of $16.2 million. We anticipate that this cash together with the proceeds we received from our sale of stock to Go2Net, Inc. and to the selling stockholders will be sufficient to meet our working capital and capital expenditures for at least the next 12 months. Our long-term liquidity will be affected by numerous factors, including:

    - demand for our products and services;

    - the extent to which our products and services achieve market acceptance;,

    - the timing of and extent to which we invest in new technology;

    - the expenses of sales and marketing and new product development;

    - the extent to which competitors are successful in developing their own products and services and increasing their own market share;

    - the level and timing of revenues;

    - the expenses of marketing our click2learn.com web site;

    - the success of our click2learn.com web site;

    - amounts we pay for distribution relationships with other web sites; and

    - the amount we pay for content for click2learn.com.

    To the extent that resources are insufficient to fund activities, we may need to raise additional funds. Additional funding, if needed, may not be available on attractive terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to expand our business, develop or enhance our products and services, adequately market the click2learn.com web site, take advantage of future opportunities or respond to competitive pressures. If we raise additional funds in an equity-based financing transaction, your equity could be significantly diluted.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF THE SYSTEMS WE USE ARE NOT YEAR 2000
  COMPLIANT OR IF OUR CUSTOMERS OR POTENTIAL CUSTOMERS ALTER THEIR PURCHASING PATTERNS AS A RESULT OF THE YEAR 2000 PROBLEM

    Although we believe that our software products, click2learn.com and our internally developed systems and technology are Year 2000 compliant, our information technology systems nevertheless could be substantially impaired or cease to operate due to Year 2000 problems and our products and click2learn.com could contain undetected Year 2000 problems. Additionally, we rely on information technology supplied by third parties. Year 2000 problems experienced by us or any of these third parties could materially adversely affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

    Many potential customers have implemented policies that prohibit or strongly discourage making changes or additions to their internal computer systems until after January 1, 2000. We will experience fewer sales if potential customers who might otherwise purchase our software products delay the purchase and implementation of our products or services until after January 1, 2000 in an effort to stabilize their internal computer systems in order to cope with the Year 2000 problem or because their information technology budgets have been diverted to address Year 2000 issues.

WE MAY NEED TO MAKE ACQUISITIONS IN ORDER TO REMAIN COMPETITIVE IN OUR MARKET,
  AND OUR BUSINESS COULD BE ADVERSELY AFFECTED AS A RESULT OF ANY OF THESE FUTURE ACQUISITIONS

    In the past, we have completed a number of acquisitions. In order to remain competitive in the future, we may find it necessary to acquire additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will cause significant diversions of management time and resources. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your equity could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash to consummate any acquisition. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions.

OUR STOCK PRICE HAS BEEN AND LIKELY WILL CONTINUE TO BE VOLATILE

    The market price of our common stock has been highly volatile since our initial public offering. The stock market in general, and the stock prices of technology companies in particular, has experienced significant price and volume fluctuations. Factors that may have an impact on the price of our stock include:

    - fluctuations in our operating results;

    - announcements of technological innovations or new products or services by us or our competitors;

    - analysts' reports and projections; and

    - general market conditions.

    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation could result in substantial costs and a diversion of our management's attention and resources.

ONE OF OUR STOCKHOLDERS WILL HAVE THE ABILITY TO INFLUENCE MATTERS TO BE VOTED
  UPON BY STOCKHOLDERS

    As of October 12, 1999, Paul Allen and Vulcan Ventures, Inc., an entity owned and controlled by Paul Allen, owned approximately 41.58% of our outstanding common stock, assuming the maximum number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and assuming the exercise of the warrants held by Vulcan Ventures, Inc. and no exercise of the warrants held by the other selling stockholders. Vulcan Ventures, Inc. is a selling stockholder offering shares pursuant to this prospectus. However, even if Vulcan Ventures, Inc., were to sell all of its shares of common stock, Paul Allen would continue to own approximately 35.71% of our outstanding common stock, based on the same assumptions regarding conversion of the preferred stock and exercise of the warrants.

    As a result, these stockholders will be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions such as a merger, consolidation or sale of substantially all of our assets. This concentration of ownership might have the effect of delaying or preventing a change in control.

RISKS RELATED TO THE INTERNET INDUSTRY

WE DEPEND ON INCREASING USE OF THE INTERNET. IF THE USE OF THE INTERNET DOES NOT
  GROW AS ANTICIPATED, OUR BUSINESS WILL BE SERIOUSLY HARMED

    Our click2learn.com web site depends on the increased acceptance and use of the Internet, both generally and as means for the purchase and delivery of learning content. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers or consumers may not adopt or continue to use the Internet, particularly for training and education. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

    Our business would be seriously harmed if:

    - use of the Internet and other online services does not continue to increase or increases more slowly than expected;

    - the technology underlying the Internet and other online services does not effectively support any expansion that may occur;

    - the Internet and other online services do not create a viable commercial marketplace, reducing the need for our services;

    - the necessary communication and computer network technology for the Internet does not continue to develop; or

    - governmental regulation of the Internet increases.

SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR TRAINING AND
  EDUCATION

    A significant barrier to the widespread use of the Internet for applications such as training and education is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems or those of other web sites to protect proprietary information. If any well-publicized security breach were to occur, the Internet may not become widely accepted for commerce and communications. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations.

    The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our customers or content providers, which could disrupt our click2learn.com web site or make it inaccessible to users. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of proprietary information, such as personal information or credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability.

OUR CLICK2LEARN.COM WEB SITE MAY EXPERIENCE PERFORMANCE PROBLEMS OR DELAYS AS A
  RESULT OF HIGH VOLUMES OF TRAFFIC OR CONTENT

    Our click2learn.com web site has only been recently introduced. If the volume of traffic or content on the web site increases, the site may experience slower response times or other problems. In addition, both Asymetrix and users depend on Internet service providers, telecommunications companies and the efficient operation of their computer networks and other computer equipment for the operation of and access to our click2learn.com web site. Each of these has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any delays in response time or performance problems could cause users of our click2learn.com web site to perceive this service as not functioning properly and therefore not use our web site.

INCREASING GOVERNMENT REGULATION COULD LIMIT THE USE OF THE INTERNET FOR
  TRAINING AND EDUCATION

    As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for our products and services.

    We collect sales taxes in respect of services that can be purchased through our click2learn.com web site only in those jurisdictions in which we collect sales taxes on our enterprise software and services. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies like us that engage in or facilitate electronic commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services over the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from such activities.

                                USE OF PROCEEDS

    If the warrants described under "Selling Stockholders" are exercised for cash, then we would receive the proceeds from exercise of the warrant. However, Asymetrix will not receive any of the proceeds from the sale of shares by the selling stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information known to Asymetrix with respect to the beneficial ownership of Asymetrix's common stock as of October 12, 1999 by the selling stockholders listed below. The selling stockholders purchased 10,000 shares of Series A convertible preferred stock. Each share of this preferred stock is currently convertible into approximately 129.0322 shares of common stock although, as provided by the terms of the preferred stock, if the average trading price of Asymetrix common stock declines this number could increase to 146.6275 shares. The selling stockholders also received warrants to purchase an aggregate of 997,742 shares of common stock at an exercise price of $9.30 per share.

    The percentage of shares beneficially owned is based on 16,205,926 shares consisting of 14,739,651 shares of common stock outstanding as of October 12, 1999, and assuming that the maximum number of shares of common stock will be issuable upon conversion of preferred stock. In addition, shares of common stock subject to warrants are deemed outstanding for the purpose of computing the percentage ownership of the person holding such warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person The table assumes that each of the selling stockholders sell all of the shares offered by it in this offering. However, Asymetrix is unable to determine the exact number of shares that will actually be sold or when or if such sales will occur. Asymetrix will not receive the proceeds of any shares sold under this prospectus.

    The selling stockholders have advised Asymetrix that they are the beneficial owners of the shares being offered.

                                               SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                              OWNED BEFORE OFFERING     SHARES        OWNED AFTER OFFERING
                                             -----------------------     BEING        --------------------
NAME                                          NUMBER        PERCENT     OFFERED        NUMBER     PERCENT
----                                         ---------      --------   ---------      ---------   --------
Marshall Capital Management, Inc...........  1,460,411(1)     8.70%    1,460,411(1)          --       --
Vulcan Ventures, Inc.......................  6,898,606       41.58       973,606      5,925,000    35.71%
Alpine Capital Partners, Inc...............     30,000           *        30,000             --       --
    Total..................................  8,389,017                 2,464,017

------------------------

*   representing less than 1%

(1) Except under certain limited circumstances, no holder of Preferred Shares is entitled to convert such securities to the extent that the shares of Common Stock to be received by such holder upon such conversion would cause such holder to hold more than 4.9% of the outstanding shares of Common Stock. Accordingly, the number of shares of Common Stock beneficially owned by Marshall Capital may be less than that expressed in this table.

    The amounts for Marshall Capital Management, Inc. include 580,646 shares subject to a warrant. The remaining shares represent shares issuable upon conversion of preferred stock and assumes that the maximum number of shares of common stock will be issuable upon conversion of preferred stock.

    The amounts for Vulcan Ventures, Inc. include 387,096 shares subject to a warrant, and 5,925,000 shares of common stock held of record by Paul Allen, who owns and controls Vulcan Ventures, Inc. The remaining shares represent shares issuable upon conversion of preferred stock and assumes that the maximum number of shares of common stock will be issuable upon conversion of preferred stock. Vulcan Ventures, Inc. disclaims beneficial ownership of the 5,925,000 shares held of record by Paul Allen. None of the shares held of record by Paul Allen are being offered pursuant to this prospectus, and the column "Shares Beneficially Owned After Offering" reflects the shares held of record by Paul Allen.

    The amount for Alpine Capital Partners, Inc. represents shares subject to a warrant.

                              PLAN OF DISTRIBUTION

    We are registering the shares of common stock under (1) a Securities Purchase Agreement, or the Agreement, dated as of September 30, 1999 by and among Asymetrix and the selling stockholders (other than Alpine Capital Partners, Inc.) and (2) a common stock purchase warrant, or the warrant, dated September 30, 1999 by and among Asymetrix and the selling stockholders. Each warrant is exercisable until October 6, 2004 and has an exercise price of $9.30 per share. We have filed a registration statement of which this prospectus forms a part pursuant to registration rights we granted to the selling stockholders pursuant to the Agreement and the Warrant. To Asymetrix's knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does Asymetrix know the identity of the brokers or market makers that will participate in the offering.

    The shares of common stock may be offered and sold from time to time by the selling stockholders or by pledgees, donees, transferees and other successors in interest. The selling stockholders will act independently of Asymetrix in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the Nasdaq National Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following:

    - a block trade in which the broker-dealer engaged by the selling stockholders will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

    Asymetrix has been advised by each of the selling stockholders that it has not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

    In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option, derivative or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell or otherwise transfer under this prospectus. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares under this prospectus.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

    Asymetrix has advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. Each selling stockholder has advised Asymetrix that during such time as it may be engaged in the attempt to sell shares registered, it will:

    - not engage in any stabilization activity in connection with any of Asymetrix's securities;

    - not bid for or purchase any of Asymetrix's securities or any rights to acquire Asymetrix's securities, or attempt to induce any person to purchase any of Asymetrix's securities or rights to acquire Asymetrix's securities other than as permitted under the Exchange Act;

    - not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

    - effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

    Under certain circumstances, Asymetrix has the ability to suspend the use of this prospectus if, in the good faith judgment of the Board of Directors of Asymetrix, it would be seriously detrimental to Asymetrix and its stockholders for resales of shares to be made due to:

    - the existence of a material development or potential material development with respect to or involving Asymetrix which Asymetrix would be obligated to disclose in the prospectus, which disclosure would in the good faith judgment of the Board of Directors of Asymetrix be premature or otherwise inadvisable at such time and would have a material adverse affect upon Asymetrix and its stockholders, or

    - the occurrence of any event that makes any statement made in the prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the prospectus so that it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    This offering will terminate on the earlier of:

    - the termination of the period during which Asymetrix is required to maintain the effectiveness of the Registration Statement of which this prospectus forms a part, or

    - the date on which all shares offered have been sold by the selling stockholder.

    Asymetrix has agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees including fees and disbursements of one counsel for the selling stockholders. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents.

    Asymetrix and the selling stockholders have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the shares offered hereby.

    Upon the occurrence of any of the following events, this prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made:

    - to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the prospectus,

    - if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the prospectus,

    - if the selling stockholder sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the prospectus and

    - if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the prospectus.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for Asymetrix by Fenwick & West LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated balance sheets of Asymetrix Learning Systems, Inc., and subsidiaries as of December 31, 1998 and 1997 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      DOCUMENTS INCORPORATED BY REFERENCE
                               IN THIS PROSPECTUS

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN THIS DOCUMENT OR DELIVERED WITH THIS DOCUMENT.

    All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus are incorporated by reference into and to be a part of this prospectus from the date of filing of those documents.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

    The following documents which were filed by Asymetrix with the Securities and Exchange Commission, are incorporated by reference into this prospectus.

    - Asymetrix's Report on Form 8-K filed on October 13, 1999 ("Form 8-k");

    - Asymetrix's Annual Report on Form 10-K for the year ended December 31, 1998 and Asymetrix's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

    - Asymetrix's definitive Proxy Statement dated April 22, 1999, filed in connection with the 1999 annual meeting of stockholders;

    - Asymetrix's Registration Statement on Form 8-A (SEC file number 000-24289 originally filed on May 19, 1998 and declared effective June 12, 1998, which describes Asymetrix's common stock);

    - All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus are incorporated by reference into and to be a part of this prospectus from the date of filing of those documents.

    Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated in this prospectus by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement prospectus, to any person, without charge, upon written or oral request.

    Requests for documents should be directed to Asymetrix Learning Systems, Inc., Attention: Investor Relations, 110-110th Avenue NE, Suite 700 Bellevue, Washington 98004, telephone number (425) 637-1581.

    We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      5000 West Madison Street       13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, New York 10048
Washington, D.C. 20549         Chicago, Illinois 60661

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding each of us. The address of the SEC web site is http://www.sec.gov.

    Asymetrix has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to the shares to be sold by the selling stockholder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED HEREIN BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        ASYMETRIX LEARNING SYSTEMS, INC.

                              2,464,017 SHARES OF

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

NASDAQ Stock Market Fee.....................................  $17,500.00
Securities and Exchange Commission registration fee.........  $ 6,295.12
                                                              ----------
Accounting fees and expenses................................  $10,000.00
Legal fees and expenses.....................................  $10,000.00
Miscellaneous...............................................          --
Total.......................................................  $43,795.12
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by the Delaware General Corporation Law (the "DGCL"), the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    As permitted by the DGCL, the Registrant's Bylaws provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions,
(ii) the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Amended and Restated Certificate of Incorporation, its Bylaws or agreements, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

    Registrant has entered into Indemnification Agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

ITEM 16. EXHIBITS.

    The following exhibits are filed herewith or incorporated by reference herein:

 4.1  --         Amended and Restated Certificate of Incorporation
                   (incorporated herein by reference to Exhibit 3.04 of the
                   Registrant's Registration Statement on Form S-1 (File No.
                   333-49037) and incorporated herein by reference ("Form
                   S-1").

 4.2  --         Registrant's Bylaws (incorporated herein by reference to
                   Exhibit 3.06 of the Form S-1).

 4.3  --         Form of Specimen Certificate for Registrant's Common Stock
                   (incorporated herein by reference to Exhibit 4.02 of the
                   Form S-1).

 4.4  --         Securities Purchase Agreement dated as of September 30, 1999
                   (incorporated herein by reference to Exhibit 99.01 of the
                   Form 8-K).

 4.5  --         Registration Rights Agreement dated as of September 30, 1999
                   (incorporated herein by reference to Exhibit 99.02 of the
                   Form 8-K).

 4.6  --         Form of Common Stock Purchase Warrant dated as of October 6,
                   1999 (incorporated herein by reference to Exhibit 99.03 of the Form 8-K).

 4.7  --         Certificate of Designation, Preference and Rights of the
                   Series A Convertible Preferred Stock of Asymetrix filed on
                   October 5, 1999 with the Delaware Secretary of State
                   (incorporated herein by reference to Exhibit 99.04 of the
                   Form 8-k).

 5.1  --         Opinion of Fenwick & West LLP regarding the legality of
                   common stock.

23.1  --         Independent Auditors' Consent.

23.2  --         Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1  --         Power of Attorney (see page II-5).

------------------------

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 22nd day of October, 1999.

                                                       ASYMETRIX LEARNING SYSTEMS, INC.

                                                       By:            /s/ JAMES A. BILLMAIER
                                                            -----------------------------------------
                                                               James A. Billmaier, Chief Executive
                                                                             Officer

                               POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints James A. Billmaier, Steven Esau and John D. Atherly, and each of them, his attorneys-in-fact, and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----
PRINCIPAL EXECUTIVE OFFICER:

               /s/ JAMES A. BILLMAIER
     -------------------------------------------       Chief Executive Officer and    October 22, 1999
                 James A. Billmaier                      Director

PRINCIPAL FINANCIAL OFFICER AND
PRINCIPAL ACCOUNTING OFFICER:

                 /s/ JOHN D. ATHERLY                   Vice President, Finance and
     -------------------------------------------         Administration and Chief     October 22, 1999
                   John D. Atherly                       Financial Officer

ADDITIONAL DIRECTORS:

                 /s/ SALLY NARODICK
     -------------------------------------------       Director                       October 22, 1999
                   Sally Narodick

                 /s/ JOSEPH DINUCCI
     -------------------------------------------       Director                       October 22, 1999
                   Joseph DiNucci

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----
     -------------------------------------------       Director                       October   , 1999
                  Ronald S. Posner

                                                       President, General Manager,
     -------------------------------------------         Learning Services and        October   , 1999
                     Kevin Oakes                         Director

                /s/ SHELLEY HARRISON
     -------------------------------------------       Director                       October 22, 1999
               Shelley Harrison, Ph.D.

                   /s/ BERT KOLDE
     -------------------------------------------       Chairman of the Board          October 22, 1999
                     Bert Kolde

                                 EXHIBIT INDEX

NUMBER                         EXHIBIT TITLE
------                         -------------
   5.1  Opinion of Fenwick & West LLP regarding the legality of common stock.

  23.1  Independent Auditors' Consent.

  23.2  Consent of Fenwick & West LLP (included in Exhibit 5.1).

  24.1  Power of Attorney (see page II-5).